Exhibit 99.3

[BOFA SECURITIES LETTERHEAD]

September 1, 2020

Board of Directors

Vivint Solar, Inc.

1800 West Ashton Blvd.

Lehi, Utah 84043

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated July 6, 2020, to the Board of Directors of Vivint Solar, Inc. (“Vivint Solar”) as Annex D to, and to the reference thereto under the headings “SUMMARY—Opinions of Vivint Solar’s Financial Advisors—Opinion of BofA Securities, Inc.” and “THE MERGER—Opinions of Vivint Solar’s Financial Advisors—Opinion of BofA Securities, Inc.” in, the joint proxy statement/prospectus relating to the proposed merger involving Vivint Solar, Sunrun Inc. (“Sunrun”) and Viking Merger Sub, Inc., a wholly owned subsidiary of Sunrun, which joint proxy statement/prospectus forms a part of Sunrun’s Registration Statement on Form S-4 to which this consent is filed as an exhibit (the “Registration Statement”). In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ BofA Securities, Inc.

BOFA SECURITIES, INC.